Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard Dunning

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp, Inc. Announces Preliminary 2009 Results and Strategic Plan Activity

Fremont, Michigan, February 12, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced activity with its board-approved strategic plan aimed at continuing its long-term record of annual double-digit growth, sustained profitability and strong combined ratio. Fremont said it expects to report record results for the fourth quarter ended Dec. 31, 2009, including total direct premiums written in the range of $16.5 to $17.5 million and a combined ratio in the high eighties for the quarter. Fremont will report its final results on February 22, 2010 with a projected combined ratio in the mid nineties for the full year 2009.

Fremont Insurance said its strategic plan includes a dual focus on operating efficiencies and growth, including a planned expansion into Wisconsin and other neighboring states, as well as a goal of increasing direct premiums written to $100 million by 2013. Fremont said it has filed the required documentation with insurance regulators in the state of Wisconsin, and based on ongoing dialogue, the Company anticipates a response during the first quarter.

“This plan is the culmination of a board and management strategic planning process aimed at continuing our momentum of double-digit growth and strong profitability,” said Richard E. Dunning, President and CEO. “We have achieved this performance thanks to a very talented team, our strong and committed agent network, and our focus on customer retention through outstanding service and unique products. In order to achieve our $100 million goal, we believe diversifying risk geographically is the prudent next step and based on expressed interest both by our current agents serving the Wisconsin market and the agent community in the state, we are optimistic that we can replicate the success we’ve achieved in Michigan.”

Fremont said other key elements of its strategic plan include continued focus on operating efficiency through internal work flow improvement and smart underwriting utilizing technology, as well as a commitment to add products for its agents and policy holders. The Company is also emphasizing corporate branding to enhance franchise value with agents, building on its success with the Pure Michigan® partnership.

“We believe the best is yet to come for Fremont Insurance thanks to the hard work and dedication of our experienced team of associates and independent agents, many of whom are also shareholders,” Dunning added. “As we move ahead into 2010 and beyond, we will continue to work closely together to grow in the Michigan market while exploring greenfield opportunities beginning in Wisconsin and then into other markets where we believe our products, high service and technology based business model can succeed.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

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